Exhibit 8.1
OPINION OF VENABLE LLP
May 21, 2008
Ferris, Baker Watts, Incorporated
100 Light Street
Baltimore, Maryland 21202

Re:	Merger
Ladies and Gentlemen:
     We have acted as legal counsel to Ferris, Baker Watts, Incorporated, a Delaware corporation (“FBW”), and have represented FBW in connection with the preparation of the “Tax Consequences of the Merger” section of its Registration Statement No. 333-150172 on Form F-4 (the “Registration Statement”) relating to the merger of Steamer Acquisition Corp., a Delaware corporation (“Steamer”) which is a wholly-owned subsidiary of Royal Bank of Canada, a Canadian chartered bank (“RBC”), with and into FBW (the “Merger”), under the Agreement and Plan of Merger among FBW, Steamer and RBC, dated as of February 14, 2008 (the “Merger Agreement”). You have requested our opinion on the material federal income tax matters of the Merger.
     In rendering this opinion, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof), the following documents (including all exhibits and schedules thereto): (i) the Merger Agreement; (ii) the Registration Statement; and (iii) the representation letters, dated as of the date hereof, that RBC and FBW have provided to us.
     In rendering this opinion, we have also assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:
          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
          2. All representations, certifications and statements made in the Merger Agreement and the representation letters are true, correct, and complete on and as of the date made. Any representation, certification or statement made “to the knowledge” or similarly qualified is correct without such qualification.
          3. The Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each party to the Merger will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder; and the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.
     Based upon the foregoing, we are of the opinion that: (1) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (2) except with respect to cash received in lieu of fractional shares and with respect to dissenting shares, no gain or loss will be recognized in the Merger by FBW stockholders.
     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:
          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Neither FBW nor RBC has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.
          2. This letter addresses only the specific opinions and disclosures set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of FBW, including but not limited to, dealers in securities, shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.
     This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ Venable LLP